Designated Filer: Cary Davis
Issuer & Ticker Symbol: NYFIX, Inc. (NYFX)
Date of Event Requiring Statement: February 6, 2008
Exhibit 99.1

Explanation of Responses:

(1)        Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership
("WP IX") is the direct record owner of 2,486,327 shares of Common Stock and
1,500,000 shares of Preferred Stock, which is convertible into 15,000,000 shares of
Common Stock. The sole general partner of WP IX is Warburg Pincus IX, LLC, a New
York limited liability company ("WP IX LLC"); Warburg Pincus Partners, LLC, a New York limited liability company ("WPP LLC"), is the sole member of WP IX LLC; Warburg Pincus &
Co., a New York general partnership ("WP"), is the managing member of WPP LLC;
Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WP
IX; and Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the
"Act"), WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WP IX. Each of WP, WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy
disclaim beneficial ownership of all shares of the Common Stock and Preferred
Stock beneficially owned by WP IX, except to the extent of any indirect pecuniary interest therein.

Mr. Davis, who became a director of the Issuer on October 12, 2006, is a Partner of WP, and a Member and Managing Director of WP LLC. As such, Mr. Davis may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in an indeterminate portion of the securities reported as beneficially owned by WP IX. Mr. Davis disclaims beneficial ownership of such securities, except to the extent of any indirect pecuniary interest therein. Mr.
Davis does not directly own any shares of Common Stock or Preferred Stock.

(2)        Each share of Preferred Stock is initially convertible into 10 shares of
Common Stock at an initial conversion price of $5.00 per share, subject to certain adjustments in accordance with the terms of the Preferred Stock.

(3)        The Preferred Stock is convertible, in whole or in part, at any time and from time to time at the holder's election. At any time after April 12, 2008, the Preferred Stock is convertible at the option of the Issuer, in whole or in part, if the price per share of the Common Stock reaches certain levels. The conversion rights do not expire.

(4)        The exercise price of the Warrant to Purchase Common Stock (the "Warrant")
is initially equal to $7.75 per share of Common Stock, subject to certain adjustments in accordance with the terms of the Warrant.

(5)        The Warrant is convertible at any time, in whole or in part, at the holder's option until 5:00 p.m. Eastern Time on October 12, 2016, at which point the
Warrant expires.

(6) WP IX is the direct record owner of the Warrant, which is convertible into
2,250,000 shares of Common Stock. The sole general partner of WP IX is WP IX
LLC; WPP LLC is the sole member of WP IX LLC; WP is the managing member of WPP
LLC; WP LLC manages WP IX; and Charles R. Kaye and Joseph P.Landy are each
Managing General Partners of WP and Co-Presidents and Managing Members of WP
LLC. By reason of the provisions of Rule 16a-1 of the Act, WP, WP LLC, WPP LLC,
WP IX LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WP IX. Each of WP,
WP LLC, WPP LLC, WP IX LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of the Warrant beneficially owned by WP IX, except to the extent of any indirect pecuniary interest therein.

Mr. Davis, who became a director of the Issuer on October 12, 2006, is a Partner of WP, and a Member and Managing Director of WP LLC. As such, Mr. Davis may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Act) in the Warrant reported as beneficially owned by WP IX. Mr. Davis disclaims beneficial ownership of the Warrant, except to the extent of any indirect pecuniary interest therein. Mr. Davis does not directly own the
Warrant.